For Immediate Release

ORGENESIS SUBSIDIARY MASTHERCELL RAISES 5 MILLION EURO EQUITY
INVESTMENT FROM SFPI-FPIM

MaSTherCell, the leading cell therapy CDMO, will use the proceeds of this investment to accelerate the delivery of its state of the art commercial unit in Belgium and leverage its expertise within the Orgenesis global CDMO network

GERMANTOWN, MD - November 16, 2017 – Orgenesis Inc., (OTCQB: ORGS) (“Orgenesis” or the “Company”), a vertically-integrated biopharmaceutical company with expertise and unique experience in cell therapy development and manufacturing, today announced it has entered an agreement with Société Fédérale de Participations et d'Investissement (“SFPI”), pursuant to which SFPI is making an equity investment in MaSTherCell, Orgenesis’ wholly-owned Belgian-based subsidiary, in the aggregate amount of €5 million (approximately $5.9 million) for 16.67% of MaSTherCell.

The investment proceeds will be used to increase MaSTherCell’s capital directed at supporting its development plans over the coming years. The Belgium facility will be expanded with a dedicated, late-stage clinical and commercial unit, anticipated to be operational by the fourth quarter of 2018. This new asset will provide the most up-to-date commercial capabilities in Europe with five state-of-the-art advanced therapies manufacturing units and extended Good Manufacturing Practice (GMP)-accredited quality control (QC) laboratories.

This expansion will position MaSTherCell’s Belgium facility as the European hub for the continental activities of Orgenesis’ global CDMO global network. Orgenesis continues to leverage MaSTherCell’s Belgium-based expertise on a global level to cement MaSTherCell as a globally-recognized center of excellence for the cell therapy industry.

“Our investment in MaSTherCell’s capital highlights the confidence we have in Orgenesis’ global strategy and, in particular, its decision to capitalize on MaSTherCell’s development and manufacturing platform,” said François Fontaine, Investment Manager at SFPI. “We have been impressed by the results achieved so far and want to congratulate and support both companies’ managements in their development strategy.”

“The successful development of MaSTherCell in the context of the rapidly expanding cell and gene therapy industry is very exciting. We are really pleased to be supported by the Federal fund to support both our global and local expansion,” said Vered Caplan, Chief Executive Officer of Orgenesis. “This investment will accelerate the delivery of our state of the art commercial unit and the development of MaSTherCell within the already very dynamic Belgium healthcare cluster.”

About Orgenesis Inc.

Orgenesis is a vertically-integrated biopharmaceutical company with expertise and unique experience in cell therapy development and manufacturing. In addition, through its Israeli subsidiary, Orgenesis Ltd., Orgenesis is a pioneer in the development of technology designed to successfully reprogram human liver cells into glucose-responsive, fully functional, Insulin Producing Cells (IPCs). Orgenesis believes that converting the diabetic patient's own tissue into insulin-producing cells has the potential to overcome the significant issues of donor shortage, cost and exposure to chronic immunosuppressive therapy associated with islet cell transplantation. This integrated approach supports Orgenesis's business philosophy of bringing to market significant life-improving medical treatments. For more information, visit www.orgenesis.com.

About MaSTherCell

MaSTherCell is a dynamic and global Contract Development and Manufacturing Organization (CDMO) on a mission to deliver optimized process industrialization capacities to cell therapy organizations and speed up the arrival of their therapies onto the market. At the heart of MaSTherCell is a team of more than 80 highly dedicated experts combining strong experience in cGMP cell therapy manufacturing with a technology-focused approach and a substantial knowledge of the industry. From technology selection to business modeling, GMP manufacturing, process development, quality management and assay development, MaSTherCell’s teams are fully committed to helping their clients fulfill their objective of providing sustainable and affordable therapies to their patients. The company operates in a validated and flexible facility located in the strategic center of Europe within the Walloon healthcare cluster, Biowin. For more information, visit www.masthercell.com.

About SFPI

SFPI-FPIM is the federal public holding company, which fulfils a dual function. It not only acts as an investment company, but also as a government holding company. The investments as a public holding company are done in consultation with the government. SFPI-FPIM wishes to profile itself as an investment company that attaches great importance to socially responsible projects. SFPI-FPIM is looking for the perfect combination of profitability and societal relevance. For more information, visit www.sfpi-fpim.be.

Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial uncertainties and risks. These forward-looking statements are based upon our current expectations, estimates and projections and reflect our beliefs and assumptions based upon information available to us at the date of this release. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including, but not limited to, our expectations as to the expansion of MaSTherCell’s business, our ability to raise additional working capital needed to fund the commitments of our CDMO business, various joint ventures, development projects and business generally; our ability to retain key employees; our ability to satisfy the rigorous regulatory requirements for new medical procedures; our competitors developing better or cheaper alternatives to our products and the risks and uncertainties discussed under the heading "RISK FACTORS" in Item 1 of our Annual Report on Form 10-K for the fiscal year ended November 30, 2016, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to revise or update any forward-looking statement for any reason.

Contact Information

MaSTherCell Contact:

Myriem Majid
Communication and Marketing Coordinator
+32 71159983
myriem.majid@masthercell.com

Orgenesis Contact:

Tirth Patel
Edison Advisors
+1 (646) 653-7035
tpatel@edisongroup.com

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